UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Monmouth Real Estate Investment Corporation

(Name of Registrant as Specified in Its Charter)

Starwood Real Estate Income Trust, Inc.

Christopher Graham

Ethan Bing

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

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ISS Recommends Shareholders of Monmouth Real Estate Investment Corp. Vote “AGAINST” Proposed Equity Commonwealth Transaction

Starwood Reaffirms its All-Cash Offer Delivering Higher Value and Greater Certainty for Monmouth Shareholders

Starwood Encourages Monmouth Board to Immediately Declare its Offer Superior and Proceed to Certain Close with Greater Value for Shareholders

MIAMI, August 6, 2021 – Starwood Real Estate Income Trust, Inc. (“Starwood”), an affiliate of Starwood Capital Group, a leading global private investment firm focused on real estate and energy investments, today commented on a report issued by Institutional Shareholder Services Inc. (“ISS”), a leading independent proxy advisory firm. In its report, ISS recommends Monmouth Real Estate Investment Corp. (NYSE: MNR) (“Monmouth” or “MNR”) shareholders vote “AGAINST” Monmouth’s proposed transaction with Equity Commonwealth (“EQC”), which is scheduled to be voted on at a special meeting of Monmouth shareholders on August 24, 2021.

“We are pleased ISS recognizes that the value and uncertain upside of Monmouth’s proposed transaction with EQC renders it inferior to the Starwood offer. This recommendation is an important step toward ensuring that Monmouth shareholders can receive maximum, certain value from our superior offer.

“Starwood’s offer remains superior in both value and certainty to any bid that has been made during or after the strategic review process. In a letter to Monmouth’s Board today, Starwood reaffirmed its $18.88 per share net, all-cash offer and encouraged the Board to immediately declare its offer a “Superior Proposal” under the EQC merger agreement.

“Allowing the current transaction to proceed to a vote given the recommendation from ISS and the two-thirds requirement for approval would unnecessarily delay shareholders from receiving the superior value from the Starwood transaction and expose Monmouth to greater expense reimbursements to EQC for a transaction we believe is unlikely to gain shareholder approval. We stand ready to sign the already-negotiated merger agreement we provided to Monmouth that offers shareholders significantly greater value and certainty than EQC’s proposal, and we are resubmitting our all-cash proposal to the Monmouth Board today to leave absolutely no doubt that they are free to engage with us under the existing agreement with EQC. We encourage the Monmouth Board to act in the best interest of shareholders by immediately declaring the Starwood offer superior and moving quickly to close our proposed transaction.”

ISS notes in its report that1:

•	“…support is not warranted for the proposed [EQC] transaction, particularly in light of the greater value and certainty of the Starwood proposal.”

•

“In consideration of [EQC]’s limited presence in industrial real estate, and the noticeable gap between EQC’s recent industrial acquisition history and the billions of dollars of acquisitions that are planned for the combined company, there remains substantial uncertainty that the combined company will be able to execute on the post-transaction opportunities touted by MNR’s board.”

[1]	Permission to use quotations neither sought nor obtained from ISS and emphasis added by Starwood.

•

“In light of the decline in the value of the consideration and potential execution risk that could limit shareholders’ future returns, particularly relative to the value and certainty of the higher competing cash proposal, support for the [EQC] transaction is not warranted.”

•	“Absent the Starwood proposal there would also be downside risk of rejection because of the possibility that MNR shares would return to a value in line with their historical relationship to peers.”

•	“…lingering concern in the minds of shareholders about the possibility that a preference for a tax-deferred structure over certainty of value led to a sub-ideal outcome…”

The full text of Starwood’s letter to the Monmouth Board is incorporated below:

August 6, 2021

Monmouth Real Estate Investment Corporation

101 Crawfords Corner Road, Suite 1405

Holmdel, NJ 07733

Attention: Eugene W. Landy, Chairman of the Board

Dear Eugene:

Today, Institutional Shareholder Services (“ISS”) recommended that shareholders of Monmouth Real Estate Investment Corporation (“Monmouth”) vote against the proposed merger with Equity Commonwealth (“EQC”) at the special meeting of Monmouth shareholders scheduled for August 24, 2021 (the “Special Meeting”). The ISS recommendation is consistent with our view that the all-cash Starwood proposal provides greater value and certainty for Monmouth shareholders than a transaction predicated upon speculative upside from merging two entities without obvious synergies or competitive advantages in the industrial sector. Given the two-thirds support required from Monmouth shareholders and the “against” recommendation from ISS, continuing with any vote on the EQC transaction will subject shareholders to further delays in realizing value and unnecessarily obligate Monmouth to $10 million in additional expense reimbursements for an inferior transaction with a low probability of being approved.

In view of recent events, Starwood Real Estate Income Trust, Inc. (“Starwood” or “we”) is hereby reaffirming, and hereby submits, a proposal to acquire all of the outstanding common shares of Monmouth for a price of $19.51 per share reduced by the termination fee owed to EQC of $0.63 per share for a net consideration of $18.88 per share to Monmouth shareholders. In light of the ISS recommendation and the views of several large shareholders who have publicly and privately expressed opposition to the EQC transaction, we believe recent events have added even more uncertainty to the already low prospects of consummating the EQC transaction. We therefore urge the Monmouth Board of Directors to immediately declare our proposal a “Superior Proposal” under the existing merger agreement with EQC and move down a path that will deliver certain, maximum value for your shareholders and bring an efficient conclusion to this lengthy process without adding additional undue costs.

We stand ready to sign the merger agreement previously submitted to you and consummate a transaction on terms that stand out above any presented during your comprehensive strategic review process.

Thank you for your continued consideration. We look forward to working with you to achieve the optimal outcome for your shareholders.

Regards,

Starwood Real Estate Income Trust, Inc.

Christopher Graham

Chief Investment Officer

Ethan B. Bing

Managing Director

STARWOOD STRONGLY URGES SHAREHOLDERS FOLLOW ISS’ INDEPENDENT RECOMMENDATION TO VOTE “AGAINST” THE EQC MERGER PROPOSAL TO PROTECT THEIR INTERESTS

A vote “AGAINST” the EQC merger proposal on the BLUE proxy card will send a clear message to Monmouth’s Board that shareholders prefer the higher value and greater certainty Starwood is offering and that shareholders expect the Monmouth Board to act in their best interests. If the EQC merger proposal is not approved, Monmouth will have the right to terminate the EQC merger agreement. Starwood also recommends Monmouth shareholders vote “AGAINST” Proposal 2 (Compensation Proposal) and Proposal 3 (Adjournment Proposal) for reasons outlined in its definitive proxy statement filed with the SEC on July 30, 2021.

If you have questions about how to vote your shares, please contact:

INNISFREE M&A INCORPORATED

Shareholders Call Toll-Free: (877) 750-0625

Banks and Brokers Call Collect: (212) 750-5833

About Starwood Capital Group

Starwood Capital Group is a private investment firm with a core focus on global real estate, energy infrastructure and oil & gas. The Firm and its affiliates maintain 16 offices in seven countries around the world, and currently have approximately 4,000 employees. Since its inception in 1991, Starwood Capital Group has raised over $60 billion of capital, and currently has approximately $90 billion of assets under management. Through a series of comingled opportunity funds and Starwood Real Estate Income Trust, Inc. (SREIT), a non-listed REIT, the Firm has invested in virtually every category of real estate on a global basis, opportunistically shifting asset classes, geographies and positions in the capital stack as it perceives risk/reward dynamics to be evolving. Starwood Capital also manages Starwood Property Trust

(NYSE: STWD), the largest commercial mortgage real estate investment trust in the United States, which has successfully deployed over $69 billion of capital since inception and manages a portfolio of over $18 billion across debt and equity investments. Over the past 29 years, Starwood Capital Group and its affiliates have successfully executed an investment strategy that involves building enterprises in both the private and public markets. Additional information can be found at starwoodcapital.com.

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+1 (212) 750-5833